Exhibit 10.10

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), made as of this 17th day of January, 2003, by and between Flagler Development Company, a Florida corporation, an address of which is 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256 (“Landlord”) and Website Pros, Inc., a Delaware corporation, an address of which is 12735 Gran Bay Parkway West, Building 200, Suite 100, Jacksonville, Florida 32258 (“Tenant”).

1. PROPERTY; TERM.

1.1 PREMISES. The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord approximately 31,307 rentable square feet of space designated as Suite 100 (“Premises”), in the building located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258 (“Building”), which contains approximately 61,837 rentable square feet. The Building is situated on the real property described in Exhibit A attached hereto and included in a multiple building, business and/or industrial park known as Flagler Center (“Park”). The actual size of the Premises shall be determined by Landlord’s Architect upon receipt of the Final Plans, as defined in the Work Letter attached hereto as Exhibit D, and prior to commencement of construction of the Tenant Improvements, as defined in the Work Letter.

1.2 COMMON AREAS. Tenant and its employees and customers will have the nonexclusive right during the term of this Lease to use the parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, loading areas, lighting facilities, and all other areas in the Park designated by Landlord, from time to time, for use by all tenants of the Building or the Park in common (collectively, the “Common Areas”), in common with Landlord, other tenants of the Park and other persons designated by Landlord.

1.3 LEASE TERM. The term of this Lease (the “Term”) shall be sixty-three (63) calendar months. The Term shall commence on January 1,2003 (the “Commencement Date”), and shall expire on March 31, 2008 (the “Termination Date”), unless renewed, terminated or extended on the terms and conditions set forth herein.

1.4 RENEWAL TERM. Tenant shall have the option to renew this Lease as set forth in the attached Renewal Rider.

2.	RENT AND OTHER CHARGES.

2.1 BASE RENT. Tenant agrees to pay rent (“Base Rent”) in equal monthly installments on the first day of each month of the term, together with any and all rental, sales or use taxes levied by any governmental body for the use or occupancy of the Premises and any rent or other charges payable hereunder in accordance with the following schedule:

Lease Months	Annual Base Rent/RSF	Annual/Monthly Base Rent
1-15**	$10.69	$334,671.83 / $27,889.32
16-27	$11.01	$344,690.07 / $28,724.17
28-39	$11.34	$355,021.38 / $29,585.12
40-51	$11.68	$365,665.76 / $30,472.15
52-63	$12.03	$376,623.21 / $31,385.27

Base Rent shall be paid without demand, set off or deduction to Landlord at P.O. Box 862614, Orlando, Florida 32886-2614 or such other address as Landlord directs in writing.

**	Notwithstanding anything to the contrary in this Lease, provided that there is no event of default by Tenant of this Lease after applicable notice and expiration of grace period, if any, Base Rent shall be abated for a period of three (3) months after the Commencement Date. If a Tenant event of default shall occur at any time during the Term, and Tenant fails to cure such event of default within applicable grace or cure periods, if any, then this abatement of Base Rent shall be void and Tenant shall owe Landlord the abated Base Rent immediately after expiration of any applicable grace or cure period.

2.2 LATE CHARGES. If any Base Rent or other payment due under this Lease is not received by Landlord within ten (10) days of the due date of such payment, Tenant shall pay, in addition to such payment a late charge equal to the greater of (i) five percent (5.0%) of the payment which is past due or (ii) Two Hundred Fifty and No/100 Dollars ($250.00). If any payment due from Tenant shall remain overdue for more than ten (10) days, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of eighteen percent (18%) per annum and the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the five percent (5.0%) late charge or any other remedy available to Landlord (“Default Rate”).

2.3 ADDITIONAL RENT. All charges payable by Tenant under the terms of this Lease other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term “Rent” shall mean Base Rent and Additional Rent.

2.4 OPERATING EXPENSES.

2.4.1 PAYMENT OF OPERATING EXPENSES. In addition to the Base Rent payable under Section 2.1 above, Tenant agrees to pay its proportionate share of Operating Expenses, as hereinafter defined. The proportionate share to be paid by Tenant (“Tenant’s Share”) shall be a fraction, the numerator of which shall be the total rentable square footage of the Premises and the denominator of which shall be the total rentable square footage of the Building. Tenant’s Share on the Commencement Date shall be 50.63% based on a Premises size of 31,307 rentable square feet. Tenant’s Share shall be subject to change as and if the rentable square footage of either the Premises or the Building changes. On or before March 31st of each year, Landlord shall provide an estimate of the Operating Expenses for the current calendar year and an estimate of Tenant’s Share, if any (the “Estimate Statement”). Tenant shall remit monthly one-twelfth (1/12th) of Tenant’s Share (the “Estimated Payment”) as Additional Rent together with its payments of Base Rent; provided that Landlord may invoice Tenant retroactively for the months of January through the month of issuance of the Estimate Statement. On or before March 31st of each calendar year, Landlord shall send a statement to Tenant detailing all Operating Expenses for the prior year and setting forth the amount representing the Tenant’s Share, as reconciled for the actual Operating Expenses of the prior year (the “Operating Expense Statement”). If the Operating Expense Statement indicates that the estimated Operating Expenses paid by Tenant during the preceding year exceeded Tenant’s Share, then Tenant shall be given a credit against its next due installments of Operating Expenses in the amount of the difference between the Estimated Payments made in the preceding year and the actual Tenant’s Share for the preceding year. If such overpayment of Operating Expenses by Tenant occurs in the final year of the Term, Landlord shall refund to Tenant the difference between the Estimated Payments and the actual Tenant’s Share. If the Operating Expense Statement indicates that Tenant’s Share exceeded the Estimated Payments, then Tenant shall remit the difference to Landlord as Additional Rent. Landlord’s failure to provide a statement shall not prejudice Landlord’s right to collect a shortfall or Tenant’s right to receive a credit for over payments.

2.4.2 DEFINITION OF OPERATING EXPENSES. “Operating Expenses” shall mean any expenses incurred whether by the Landlord or by others on behalf of the Landlord, arising out of Landlord’s maintenance, operation, repair, replacement (if such replacement is generally regarded in the industry as increasing operating efficiency or is required under any Applicable Law that was not in effect or not applicable to the Park on the Commencement Date) and administration of the Park, Building, Premises and Common Areas, including, without limitation: (i) all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Park, Building, Premises and Common Areas, the equipment and improvements therein contained, including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes imposed upon Landlord, and including all costs associated with the appeal of any assessment on taxes; (ii) insurance that the Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Landlord under such insurance; (iii) security, if any is provided by Landlord; (iv) landscaping and pest control, (v) a reasonable management fee; (vi) electricity, water, sewer, gas, window washing, janitorial services, trash and debris and other maintenance and utility charges; (vii) wages and benefits payable to employees of Landlord and Landlord’s property manager whose duties are directly connected with the operation and maintenance of the Premises, Building, Common Areas or park; and (viii) dues and assessments under any applicable deed restrictions or declarations of covenants and restrictions. If the Park is a multi-building project and any tax expense, insurance expense, or other Operating Expense is not assessed separately or charged specifically to the Building, but is charged against the Park as a whole, Landlord shall reasonably determine the portion of such Operating Expenses chargeable to Tenant.

2.4.3 EXCLUSIONS FROM OPERATING EXPENSES. Operating Expenses shall, however, exclude: (i) interest and amortization on mortgages and other debt costs or ground lease payments, if any; (ii) depreciation of buildings and other improvements (except permitted amortization of certain capital expenditures); (iii) legal fees in connection with leasing, tenant disputes or enforcement of leases; (iv) real estate brokers’ commissions or marketing costs; (v) improvements or alterations to tenant spaces not required by law or Landlord’s insurer; (vi) the cost of providing any service directly to, and paid directly by, any tenant; (vii) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a warranty or other such third party (such proceeds to be deducted from Operating Expenses in the year in which received); and (viii) capital expenditures, except those (a) made primarily to reduce Operating Expenses or increases therein, or to comply with laws or insurance requirements (excluding capital expenditures to cure violations of laws or insurance requirements that existed prior to the date of this Lease), or (b) for replacements (as opposed to additions or new improvements); provided, any such permitted capital expenditure shall be amortized (with interest at the prevailing loan rate available to Landlord when the cost was incurred) over: (x) the period during which the reasonable estimated savings in Operating Expenses equals the expenditure, if applicable, or (y) the useful life of the item as reasonably determined by Landlord, but in no event less than five (5) years nor more than ten (10) years.

2.4.4 TENANT SPECIFIC OPERATING EXPENSES. If the nature of Tenant’s business within the Premises is such that additional costs are incurred by Landlord for insurance, cleaning, utilities, sanitation, trash removal, pest control, disposal services or other Operating Expenses, Tenant agrees to pay as Additional Rent to Landlord on demand the amount of such additional costs.

3.0 USE OF PROPERTY.

3.1 PERMITTED USES. Tenant may use the Premises only for the following Permitted Use: general office, unless Landlord gives written consent in advance of any other use of the Premises, which consent may be withheld in Landlord’s sole discretion. Landlord represents that, to the best of its knowledge, the Applicable Laws permit the Premises to be used for the Permitted Use. Tenant shall not create a nuisance or use the Premises for any illegal or immoral purpose.

3.2 COMPLIANCE WITH LAWS.

3.2.1 LANDLORD’S COMPLIANCE. During the Term, Landlord shall be responsible for making any modifications to the Building, excluding the Premises, and Park or its appurtenances, excluding the Premises, but including the Common Areas, required pursuant to any federal, state or local laws, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Park, including but not limited to the Board of Fire Underwriters and the Americans with Disabilities Act (the “ADA”) and all regulations and orders promulgated pursuant to the ADA (collectively, “Applicable Laws”). Any modifications to the Park or the Building made by Landlord pursuant to the provisions of this paragraph shall initially be at Landlord’s expense, but the cost thereof may be included in Operating Expenses pursuant to Section 2.4.

3.2.2 TENANT’S COMPLIANCE. Subject to Landlord’s obligations set forth in Section 3.2.1, Tenant shall comply with all Applicable Laws, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of any violation of Applicable Laws in, upon, or connected with the Premises, all at Tenant’s sole expense. Tenant warrants that all improvements or alterations of the Premises made by Tenant or Tenant’s employees, agents or contractors, either prior to Tenant’s occupancy of the Premises or during the Term, will comply with all Applicable Laws. Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises. In addition, Tenant warrants that its use of the Premises will be in strict compliance with all Applicable Laws. During the Term, Tenant shall, at its sole cost and expense, make any modifications to the Premises that may be required pursuant to any Applicable Laws.

3.3 HAZARDOUS MATERIAL. Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Premises, except that Hazardous Materials may be used in the Premises as necessary for the customary maintenance of the Premises provided that same are used, stored and disposed of in strict compliance with Applicable Laws. For purposes of this provision, the term “Hazardous Materials” will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Applicable Laws.

“If Tenant’s activities at the Premises or Tenant’s use of the Premises (a) result in a release of Hazardous Materials that is not in compliance with Applicable Laws or permits issued thereunder; (b) gives rise to any claim or requires a response under Applicable Laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, then Tenant shall, at its sole cost and expense: (i) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (ii) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord’s approval of the non-emergency remediation plan to be undertaken.

3.4 SIGNS AND AUCTIONS. Tenant shall not place any signs on the Premises, Building or Park except with the prior written consent of the Landlord, including consent as to location and design, which may be withheld in Landlord’s sole discretion. Any and all such approved signs shall be installed and shall be maintained by Tenant, at its sole cost and expense and shall be in compliance with the Rules and Regulations and all Applicable Laws. Tenant shall be responsible to Landlord for the installation, use, or maintenance of all signs and any damage caused thereby. Tenant agrees to remove all signs prior to termination of the Lease and upon such removal to repair all damage incident to such removal.

3.5 LANDLORD’S ACCESS. Landlord shall be entitled at all reasonable times and upon reasonable notice to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as Landlord is required by this Lease to make or which Landlord considers necessary or desirable. Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord shall exercise its rights under this section, to the extent possible in the circumstances, in such manner so as to minimize interference with Tenant’s use and enjoyment of the Premises. Landlord and its agents have the right to enter the Premises at all reasonable times and upon reasonable notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term or any renewal thereof, to show them to prospective tenants. Landlord may place customary “For Sale” or “For Lease” signs on the Premises, Building or Park as Landlord deems necessary. Landlord will have the right at all times to enter the Premises without prior notice to Tenant in the event of an emergency affecting the Premises.

3.6 QUIET POSSESSION. If Tenant pays all Rent and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.

3.7 TENANT RELOCATION. Landlord shall have the right, at any time upon sixty (60) days written notice to Tenant, to relocate Tenant into other space within the Building or the Park. Upon such relocation, such new space shall be deemed the Premises and the prior space originally demised shall in all respects be released from the effect of this Lease. If the Landlord elects to relocate Tenant as above described, (i) the new Premises shall contain approximately the same as or greater usable area than the original Premises, (ii) the Landlord shall improve the new Premises, at Landlord’s sole cost, to at least the standards of the original Premises, (iii) the Landlord shall pay the reasonable costs of moving Tenant’s trade fixtures and furnishings from the Original Premises to the new Premises, (iv) as total compensation for all other costs, expenses, and damages which Tenant may suffer in connection with the relocation, including but not limited to, lost profit or business interruption, no Base Rent or Operating Expenses shall be due or payable for the first full calendar month of Tenant’s occupancy of the new Premises, and Landlord shall not be liable for any further indirect or special expenses of Tenant resulting from the relocation, (v) Base Rent, Tenant’s proportionate share of Operating Expenses, and all other charges hereunder shall be adjusted for variation in the square footage of the new Premises, and (vi) all other terms of this Lease shall apply to the new Premises, except as otherwise provided in this paragraph.

3.8 PARKING. Tenant shall have a non-exclusive license to use six (6) parking spaces associated with the Building per 1,000 rentable square feet of the Premises, the calculation of which shall be adjusted as and if the size of the Premises increases or decreases during the Term; however, the total amount of spaces allotted to Tenant shall not be less than 180. Tenant’s right to such parking spaces is subject to Landlord’s right to grant other tenants of the Building the right to parking spaces associated with the Building. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof.

3.9 RULES AND REGULATIONS. Tenant shall observe all reasonable rules and regulations established by Landlord from time to time for the Building. The rules and regulations in effect as of the date hereof are attached to and made a part of this Lease as Exhibit B. Landlord will have the right at all times to change and amend the rules and regulations in any reasonable manner as it may deem advisable for the safety; care and operation or use of the Park or the Premises.

4.0 TENANT ALTERATIONS AND IMPROVEMENTS.

4.1 TENANT IMPROVEMENTS. If any construction of tenant improvements is necessary for the Premises, such construction will be accomplished, and the cost of such construction will be borne by Landlord, in accordance with Exhibit D attached hereto (the “Work Letter”). Except as expressly provided in this Lease, Tenant acknowledges and agrees that Landlord has not undertaken to perform any modification, alteration or improvements to the Premises, and Tenant further waives any defects in the Premises and acknowledges and accepts (1) the Premises in their “AS IS” condition, and as suitable for the purpose for which they are leased, and (2) the Park and the Building every part and appurtenance thereof as being in good and satisfactory condition. If any improvements, modifications or alterations, beyond those specified in the Work Letter, are required for Tenant’s occupancy of the Premises, Tenant will be solely responsible for all associated expenses. After the Commencement Date, if any improvements, modifications or alterations are required by any governmental body or due to any Applicable Law as a result of Tenant’s use of the Premises, Tenant will be solely responsible for all associated costs.

4.2 TENANT ALTERATIONS. Tenant will not make or allow to be made any alterations in or to the Premises without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. All Tenant alterations will be accomplished in a good and workmanlike manner at Tenant’s sole expense, in conformity with all Applicable Laws by a licensed and bonded contractor approved in advance by Landlord, such approval of contractor not to be unreasonably withheld or delayed. All contractors performing alterations in the Premises shall carry workers’ compensation insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Landlord and shall deliver a certificate of insurance evidencing such coverages to Landlord prior to commencing work in the Premises. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, Landlord, at it option, may require Tenant to remove any additions and/or repair any alterations to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. This clause will not apply to moveable equipment, furniture or moveable trade fixtures owned by Tenant, which may be removed by Tenant at the end of the Lease Term if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord. Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics’ or materialmen’s lien or claim of any kind against the Premises, the Park or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.

5.0 INSURANCE AND INDEMNITY.

5.1 TENANT’S INSURANCE.

5.1.1 Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with deductible amounts reasonably satisfactory to Landlord:

(a) Commercial General Liability Insurance. Commercial general liability (“CGL”) insurance covering claims arising from personal injury, death and property damage occurring in or about the Premises, the Building and the Common Areas with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate. The CGL policy shall include contractual liability coverage of all liabilities arising pursuant to the Lease.

(b) Comprehensive Automobile Liability Insurance. Comprehensive automobile liability insurance with a limit of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000 for both owned and non-owned vehicles.

(c) Excess Liability Insurance. Tenant shall also carry and maintain, excess liability insurance with a limit of not less that $5,000,000.00 per occurrence.

(d) Property Insurance. Insurance of personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant on a replacement cost basis, with coverage equal to not less than ninety percent (90%) of the full replacement value of all insured property. In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this subparagraph 5.1(d) and an insurance policy offering coverage of one hundred percent (100%) of the full replacement value of the insured property. Tenant’s policy will also include business interruption/extra expense coverage in sufficient amounts.

(e) Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida, and Employers’ Liability coverage subject to a limit of no less than $500,000 for bodily injury by accident per accident/$500,000 for bodily injury by disease per employee/$1,000,000 for bodily injury by disease policy limit.

5.12 Policy Form. All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M Best’s rating of A-, Class IX, or otherwise approved in advance by Landlord; (ii) name Landlord and Landlord’s property manager as additional insureds; (iii) be non-contributing with; and shall apply only as primary and not as excess to any other insurance available to the Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers to notify the Landlord by certified mail not less than thirty (30) days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on Acord Form 25-S on or before the Commencement Date and thereafter at times of renewal or changes in coverage or insurer, and if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant’s insurer as being complete and current, shall be delivered to the Landlord promptly upon request. If (a) the Tenant fails to take out or to keep in force any insurance referred to in this Section 5.1, or should any such insurance not be approved by either the Landlord or any mortgagee, and (b) the Tenant does not commence and continue to diligently cure such default within forty-eight (48) hours after written notice by the Landlord to Tenant specifying the nature of such default, then the Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of the Tenant, and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease. The Tenant shall not keep or use in the Premises any article that may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building.

5.2 LANDLORD’S INSURANCE. During the Term, Landlord will carry and maintain the following types of insurance: (i) property insurance on the Building covering “All Risks” perils in an amount equal to the full replacement cost of the Building (excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 5.1 or similar sections of their respective leases); and (ii) commercial general liability insurance with respect to the Landlord’s operations in the Park.

5.3 RELEASE AND WAIVER OF SUBROGATION RIGHTS. The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, directors, officers and employees, for any loss or damage to all property, whether real, personal or mixed, located in the Premises or the Building, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party’s actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of Sections 5.1 or 5.2. This mutual release and waiver shall apply regardless of the cause or origin of the loss or damage, including negligence of the parties hereto, their respective agents and employees except that it shall not apply to willful conduct. Each party agrees to provide the other with reasonable evidence of its insurance carrier’s consent to such waiver of subrogation upon request. This Section 5.3 supersedes any provision to the contrary which may be contained in this Lease.

5.4 INDEMNIFICATION OF THE PARTIES.

5.4.1 TENANT’S INDEMNITY. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all liability for any loss, injury or damage, including, without limitation, consequential damage including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Landlord by any person whomsoever that occurs (i) in the Premises, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Landlord, its employees or agents; or (ii) anywhere in the Park outside of the Premises as a result of the negligence or willful misconduct of Tenant, its employees, agents or contractors.

5.4.2 LANDLORD’S INDEMNITY. Landlord hereby indemnifies Tenant from, and agrees to hold Tenant harmless against, any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Tenant by any person whomsoever, that occurs in the Building or anywhere on the Park and that is caused by or results from the negligence or willful misconduct of Landlord or its employees or agents except that Landlord shall only be obligated to indemnify Tenant for damages arising from Landlord’s gross negligence or willful misconduct in the Premises.

The provisions of this Section 5.4 shall survive the expiration or earlier termination of this Lease.

6. DAMAGE, DESTRUCTION AND CONDEMNATION

6.1 DESTRUCTION OR DAMAGE TO PREMISES. If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty or other causes, Landlord shall have sixty (60) days from such damage or destruction to determine and inform Tenant whether Landlord will restore the Premises to substantially the condition that existed immediately prior to the occurrence of the casualty. If Landlord elects to rebuild, Landlord shall complete such repairs to the extent of insurance proceeds within one hundred and eighty (180) days from the end of the sixty (60) day period. If such repairs have not been completed within that 180-day period, and Tenant desires to terminate the Lease as a result thereof, then Tenant must notify Landlord prior to Landlord’s completion of the repairs of Tenant’s intention to terminate this Lease. Landlord shall then have ten (10) days after Landlord’s receipt of written notice of Tenant’s election to terminate to complete such repairs (as evidenced by a certificate of completion). If Landlord does complete such repairs prior to the expiration of such ten-day cure period, Tenant shall have no such right to terminate this Lease. Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any improvements to the Premises made by Tenant to the condition which existed immediately prior to the occurrence of the casualty. If, in Landlord’s reasonable estimation, the Premises cannot be restored within two hundred forty (240) days of such damage or destruction, then either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date such notice is given. Until the restoration of the Premises is complete, there shall be an abatement or reduction of Base Rent in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement.

Notwithstanding the foregoing provisions of this paragraph, if damage to or destruction of the Premises in excess of fifty percent (50%) of the value of the Premises shall occur within the last year of the Term, as the same may be extended as provided hereinafter, the obligation of Landlord to restore the Premises shall not arise unless (i) Landlord, at its sole option, elects to restore such work; (ii) Landlord, at its sole option, elects to provide Tenant with the opportunity of extending the Term for an additional period so as to expire five (5) years from the date of the completion by Landlord of the repairs and restoration to the Premises; and (iii) Tenant gives written notice to Landlord within thirty (30) days after Landlord’s request that Tenant agrees to such extension. Such extension shall be on the terms and conditions provided herein, if an option to extend this Lease remains to be exercised by Tenant hereunder, or under the terms prescribed in Landlord’s notice, if no such further extension period is provided for herein. Upon receipt of such notice from Tenant, Landlord agrees to repair and restore the Premises within a reasonable time. If Tenant fails to timely extend the Term as provided herein, Landlord at its option shall have the right to terminate this Lease as of the date of the damaging event, or to restore the Premises and the Lease shall continue for the remainder of the then unexpired Term, or until the Lease is otherwise terminated as provided herein.

6.2 CONDEMNATION.

6.2.1 TOTAL OR PARTIAL TAKING. If the whole of the Premises (provided that if 60% or more of the Premises are taken, the Tenant may deem that all of the Premises are taken), or such portion thereof as will make the Premises unusable, in Landlord’s judgment, for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any rent and all other charges paid for a period subsequent to the Taking Date. If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable as of the Taking Date, is taken, Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land).

6.2.2 AWARD. All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any mortgagee.

7. MAINTENANCE AND REPAIRS.

7.1 LANDLORD’S OBLIGATIONS. Landlord shall keep the foundation, roof and structural portions of exterior walls of the improvements on the Premises and Building and the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Common Areas, in good order, condition and repair. In addition, but subject nevertheless to any applicable waiver or subrogation, Landlord may charge to Tenant as Additional Rent the cost of any repairs of damage to the roof, foundation or structural portions or walls caused by Tenant’s acts or omissions. The cost of such maintenance and repairs shall be included in Operating Expenses. Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the surfaces of walls of the Premises. Landlord shall not be obligated to make any repairs under this Section 7.1 until a reasonable time after receipt of a written notice from Tenant specifying the need for such repairs and thereafter Landlord shall commence such repairs within five (5) business days.

7.2 TENANT’S OBLIGATIONS.

7.2.1 Except as specifically provided to the contrary in Section 7.1 above, Tenant shall at its expense throughout the Term and all renewals and extensions thereof, maintain in good order, condition and repair the Premises, including but not limited to heating and air conditioning equipment, walls, floors and ceilings, systems and equipment, electric lights, lamps, doors, floor coverings, truck doors, loading ramps, levelers, plumbing work, elevators and fixtures, interior wiring, signs, and utility facilities not maintained by Landlord. Landlord shall use reasonable efforts to extend to Tenant the benefit from warranties on such items, if any, that have been made by Landlord’s contractors or vendors and to extend to Tenant, as and if available, any bulk buying power that Landlord may have with such contractors or vendors. If any portion of the Premises or any system or equipment in the Premises that Tenant is obligated to repair cannot be fully repaired, Tenant shall promptly replace the same, regardless of whether the benefit of such replacement extends beyond the Term. Tenant shall also maintain a preventive maintenance contract providing for the regular inspection (at least semi-annual) and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor (approved by Landlord) and provide a copy of such contract to Landlord. Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventive maintenance of the heating and air conditioning system or any other system or component at Tenant’s expense. Landlord and Tenant intend that, at all times during the Term, Tenant shall maintain the Premises in an attractive, first class and fully operative condition.

7.2.2 All of Tenant’s obligations to maintain and repair shall be accomplished at Tenant’s sole expense. If Tenant fails to maintain and repair the Premises as required by this Section 7.2.2, Landlord may, on ten (10) days’ prior notice (except that no notice shall be required in case of emergency), enter the Premises and perform such maintenance or repair on behalf of the Tenant. In such cases, Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing such maintenance or repair plus an administration fee equal to 5% of such costs or expenses.

7.3 CONDITION UPON TERMINATION. Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage that Landlord is required to repair under Section 7.1. Tenant shall repair, at Tenant’s expense, any damage to the Premises or Building caused by the removal of any of Tenant’s personal property, including but not limited to furniture, machinery and equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations.

8. DEFAULT AND REMEDIES:

8.1 DEFAULT BY TENANT. The following will be events of default by Tenant under this Lease:

(a) Failure to pay when due any installment of Rent or any other payment required pursuant to this Lease; provided that Landlord shall give Tenant notice of the first such instance of non-payment in each calendar year and Tenant shall have a period of ten (10) days after receipt thereof to cure such non-payment before a default shall be deemed to have occurred;

(b) The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant; the foregoing shall also apply to all Guarantors;

(c) A transfer in fraud of creditors or an assignment for the benefit of creditors, whether by Tenant or any Guarantor;

(d) The filing or imposition of a lien against the Premises, the Building or the Park as a result of any act or omission of Tenant and the failure of Tenant to satisfy or bond the lien in its entirety within twenty (20) days thereafter;

(e) The liquidation, termination or dissolution of Tenant or any Guarantor, or, if Tenant or any Guarantor is a natural person, the death of Tenant or such Guarantor;

(f) Failure to cure the breach of any non-monetary provision of this Lease within twenty (20) days after written notice thereof to Tenant; provided, however, that if such breach can not be cured within such 20 day period using diligent efforts and Tenant promptly commenced efforts to cure such breach upon receipt of Landlord’s written notice thereof, then such cure period shall be extended for so long as Tenant continues to use diligent efforts to cure, not to exceed a total of sixty (60) days from the date of Landlord’s notice; and

(g) Failure to deliver, maintain or restore the Security Deposit pursuant to Section 11.2 hereof.

8.2 REMEDIES. In the event of any default hereunder by Tenant, the Landlord shall have the following rights and remedies without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, which are cumulative and not alternative:

(a) Landlord may terminate this Lease by notice to Tenant and retake possession of the Premises for Landlord’s account. Tenant shall then quit and surrender the Premises to Landlord. Tenant’s liability under all of the provisions of this Lease shall continue notwithstanding

Term would have expired but for such termination. If Landlord so elects, Rent shall be accelerated and Tenant shall pay Landlord damages in the amount of any and all sums that would have been due for the lesser of: (i) two (2) years from the date of termination of the Lease by Landlord; and (ii) the remainder of the Term. Landlord shall use good faith efforts to relet the Premises, but shall not be obligated to give preference to the Premises over other available space in the Park. Landlord may grant any concessions of Rent, and agree, at Tenant’s expense, to paint or make any special repairs, alterations, and decorations for any new Tenant, as it may deem advisable in its sole and absolute discretion. All Rent received by Landlord as a result of reletting the Premises, or any portion thereof, shall be credited towards accelerated Rent collected by Landlord.

(b) Landlord may remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord’s intention to perform any such obligation of Tenant need be given the Tenant unless expressly required by this Lease. Landlord shall not be liable to the Tenant for any loss or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default. Any expenses incurred by Landlord shall accrue interest from the date of payment by Landlord until repaid by Tenant at the Default Rate.

8.3 COSTS. Tenant shall pay to Landlord on demand all fees and costs incurred by Landlord, including attorneys’ fees and costs, (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease. In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises and putting the Premises into the condition necessary for such reletting (including attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Landlord. In the event of any dispute between Landlord and Tenant arising under the Terms of this Lease, the prevailing party in such dispute shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party.

8.4 WAIVER. No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

8.5 DEFAULT BY LANDLORD. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of thirty (30) days following the date of such notice in which to commence the appropriate cure of such default. Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease so long as Landlord maintains equity in the Building of at least Eighty Percent (80%) of the fair market value thereof (“Minimum Equity”), and Tenant’s sole remedy with respect thereto shall be a suit for damages and not a termination of the Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord provided that Landlord maintains Minimum Equity.

9. PROTECTION OF LENDERS

9.1 SUBORDINATION AND ATTORNMENT. This Lease shall be subject and subordinated at all times to the terms of each and every ground or underlying lease which now exists or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of each and every mortgage and deed of trust in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, Building or the Park, and to all modifications, renewals and replacements thereto without the necessity of having further instruments executed by Tenant to effect such subordination. Tenant, upon demand, shall further evidence its subordination by executing a subordination and attornment agreement in form and substance acceptable to Landlord and its mortgagee or ground lessor, which subordination and attornment agreement may provide, at the option of such mortgagee or ground lessor, that so long as no default or event which with the passing of time or giving of notice would constitute a default exists under this Lease, the peaceable possession of Tenant in and to the Premises for the Term shall not be disturbed in the event of the foreclosure of the subject mortgage or termination of the subject ground or underlying lease affecting the Premises. If Landlord’s interest in the Building and/or Park is acquired by any ground lessor, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Lease, Premises, Building or Park and recognize such transferee or successor as Landlord under this Lease. Notwithstanding the foregoing, any mortgagee under any mortgage shall have the right at any time to subordinate any such mortgage to this Lease on such terms and subject to such conditions as the mortgagee in its discretion may consider appropriate.

9.2 ESTOPPEL CERTIFICATES AND SUBORDINATION AND NON-DISTURBANCE AGREEMENT. Within fifteen (15) days of receipt of written request from Landlord, any lender, or at the request of any purchaser of the Building, Tenant shall deliver an estoppel certificate, attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularity, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of rent currently and actually paid by Tenant under this Lease; (iii) that the Lease is in full force and effect as modified; (iv) Tenant is in possession of the Premises; (v) stating whether either Landlord or Tenant is in default under the Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or Landlord has claims against the other party and, if so, specifying with particularity the nature and amount of such claim. Landlord shall likewise deliver a similar estoppel certificate within fifteen (15) days of the request of Tenant, any lender or prospective lender of Tenant, or assignee approved by Landlord.

9.3 TENANT’S FINANCIAL CONDITION. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord all financial statements required by such lender. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein. If there is a material, adverse change in Tenant’s financial condition, Tenant will give prompt notice of such change to Landlord.

10. TELECOMMUNICATIONS. All telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, Landlord shall have no obligation or liability with respect thereto unless such interruption is caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors.

Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities at any time in the event of emergency and at any time other than normal Building hours as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building.

Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost. Landlord shall have the right upon written notice to Tenant given no later than ten (10) days prior to the expiration of the Term or at any time after a default under this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Base Rent or Additional Rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, located in the Building.

In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building and Landlord; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) the provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of the Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted unreasonably with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the perspective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, in or on the Building, without Landlord’s prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment that remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.

11. MISCELLANEOUS PROVISIONS.

11.1 LANDLORD’S LIABILITY; CERTAIN DUTIES. As used in the Lease, the term “Landlord” means only the owner of the fee title to the Building or the leasehold estate under a ground lease of the Building at the time in question. Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that such transfer is not for the primary purpose of avoiding such obligations. However, each landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease.

11.2 [INTENTIONALLY DELETED]

11.3 INTERPRETATION. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises, Building or Park with Tenant’s expressed or implied permission. This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

11.4 INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS. This Lease is the only agreement between the parties pertaining to the lease of the Building and no other agreements either oral or otherwise are effective unless embodied herein. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

11.5 NOTICES. Any notice or document (other than rent) required or permitted to be delivered by the terms of this Lease shall be delivered by: (i) hand delivery; (ii) certified mail, return receipt requested; or (iii) guaranteed overnight delivery service. Notices to Tenant shall be delivered to the address specified in the introductory paragraph of this Lease, except that upon Tenant’s taking possession of the Premises, the Premises shall be Tenant’s address for notice purposes. Notices to Landlord’s shall be delivered to Legal Department, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256, with a copy to Advantis Real Estate Services Company, Attn: Property Manager, 10199 Southside Boulevard, Building 100, Suite 107, Jacksonville, Florida 32256. All notices shall be effective upon delivery or attempted delivery during normal business hours. Either party may change its notice address upon written notice to the other party, given in accordance herewith by an authorized officer, partner, or principal.

11.6 RADON GAS NOTICE. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

11.7 WAIVERS. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

11.8 NO RECORDATION. Tenant shall not record this Lease or any memorandum of lease without prior written consent from Landlord.

11.9 JOINT AND SEVERAL LIABILITY. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

11.10 FORCE MAJEURE. The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party’s control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner. Events beyond a party’s control include, but are not limited to, acts of the other party, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government regulation or restriction (including extraordinary delay in the issuance of any permit) and unusually inclement weather conditions. Events beyond a party’s control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or problems that can be satisfied by the payment of money.

11.11 EXECUTION OF LEASE. Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this Section 11.11. In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract. In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed copy of this Lease, together with a fully executed copy of any and all guaranty agreements and addendums provided that in the event that any party other than Landlord makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which Landlord, may, at Landlord’s election, accept or reject. Notwithstanding that the Commencement Date may occur and the Term may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

11.12 AUTHORITY.

11.12.1 TENANT’S AUTHORITY. As a material inducement to Landlord to enter into this Lease, Tenant (and, individually each party executing this Lease on behalf of Tenant), intending that Landlord rely thereon, represents and warrants to Landlord that:

(i) Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

(ii) This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;

(iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant’s organization and has full power and authority to enter into this Lease, to perform Tenant’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented or amended in any manner.

11.12.2 LANDLORD’S AUTHORITY. As a material inducement to Tenant to enter into this Lease, Landlord (and, individually each party executing this Lease on behalf of Landlord), intending that Tenant rely thereon, represents and warrants to Tenant that:

(i) Landlord and the party executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver this Lease to Tenant;

(ii) This Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with the terms of this Lease;

(iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of Landlord’s organization and has full power and authority to enter into this Lease, to perform Landlord’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord, and the performance by Landlord of Landlord’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Landlord is not in conflict with Landlord’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Landlord’s business as any of the foregoing may have been supplemented or amended in any manner.

11.13 FLORIDA LAW. This Lease shall be governed by the laws of the State of Florida.

11.14 COUNTERPART. This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

11.15 HOLDING OVER. In addition to and not limiting any other rights or remedies which Landlord may have on account of Tenant holding over without written consent of Landlord, Tenant shall be liable for any and all direct and consequential damages incurred by Landlord on account of such unapproved holding over including claims by tenants entitled to future possession.

11.16 TIME IS OF THE ESSENCE. Time is of the essence of this Lease and all provisions contained herein.

11.17 APPROVAL OF PLANS AND SPECIFICATIONS. Neither review nor approval by or on behalf of Landlord of any Tenant’s plans nor any plans and specifications for any Tenant Alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord’s beneficiaries, the managing agent of the Building or Park or any of their respective agents, partners or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord’s beneficiaries, nor the managing agent of the

Building or Park nor any of their respective agents, partners or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.

11.18 RELATIONSHIP. Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

11.19 BROKER’S FEE. Tenant covenants, represents and warrants that Tenant had no dealings or negotiations with any broker or agent other than Advantis Real Estate Services Company (“Broker”) in connection with the consummation of this Lease. Landlord agrees to pay any commissions due Broker as set forth separately between Broker and Landlord. Tenant agrees to indemnify Landlord against any loss, liability, or expense (including attorney’s fees and costs) arising out of claims for fees or commissions from anyone other than Broker with whom Tenant has dealt in connection with the lease of the Premises. Landlord agrees to indemnify Tenant against any loss, liability, or expense (including attorney’s fees and costs) arising out of claims for fees or commissions from anyone other than Broker with whom Landlord has dealt in connection with the lease of the Premises.

11.20 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

11.21 RIDERS AND EXHIBITS. All Riders, Addenda and Exhibits attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and are hereby incorporated.

11.22 TENANT ASSIGNMENT. Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, without the prior written consent of Landlord, which consent will not be unreasonably withheld, subject to Landlord’s right of recapture set forth below, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease. No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof. Tenant agrees to pay Landlord the greater of (i) Two Hundred and Fifty Dollars and 00/100 ($250.00); or (ii) the actual legal fees and expenses incurred by Landlord, in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation, within thirty (30) days of invoice for payment thereof. If the rent due and payable by any assignee or sublessee under any permitted assignment or sublease exceeds the Rent payable under this Lease for such space, Tenant will pay to Landlord all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant. Notwithstanding the foregoing, Tenant may assign this Lease to an affiliate at any time without Landlord’s consent; provided that the assignee has financial strength substantially equivalent to Tenant.

Within fifteen (15) days after Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed assignment or sublease, excluding any assignment or sublease to an affiliate of Tenant, Landlord shall have the right to require Tenant to reconvey to Landlord that portion of the Premises which Tenant is seeking to assign or sublet. Tenant shall reconvey that portion of the Premises in consideration of Landlord’s release of Tenant from all future Rent and other obligations, which would not otherwise survive termination of the Lease, with respect to the portion of the Premises so reconveyed. Any such reconveyance shall be evidenced by an agreement reasonably acceptable to Landlord and Tenant in form and substance.

11.23 LANDLORD ASSIGNMENT. Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease. Any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Tenant and Landlord have caused this Lease to be duly executed as of the date first above written.

SIGNED, SEALED AND DELIVERED

IN THE PRESENCE OF:

Website Pros, Inc.

/s/ Jerry Shorpe		By:	/s/ David L. Brown
Name:	Jerry Shorpe	Print Name:	David L. Brown **
		Its:	CEO

/s/ Sarah E. Drummond		Date:	12/26/02
Name:	Sarah E. Drummond		(Corporate Seal)

/s/ Cynthia M. Games		Flagler Development Company
Name:	Cynthia M. Games
		By:	/s/ G. John Carey
/s/ Tracy L. Mickey			G. John Carey Its President
Name:	Tracy L. Mickey	Date:	1.17.03

(Corporate Seal)

**	If the individual signing the Lease is other than the Chief Executive Officer, President or Vice President of the Company, please attach Corporate Resolutions authorizing his/her signature on behalf of the Company. Thank you.

RIDER NUMBER 1 TO LEASE

dated                     , 200

between Flagler Development Company, as Landlord,

and Website Pros, Inc., as Tenant

OPTION TO RENEW

1. Landlord hereby grants Tenant the option to renew (the “Renewal Option”) the initial Term (not to include, for purposes of this Rider only, any Renewal Term, as hereinafter defined) for one (1) additional term of five (5) years (the “Renewal Term”), commencing as of the date immediately following the expiration of the initial Term, such option to be subject to the covenants and conditions hereinafter set forth in this Rider. If Tenant duly exercises its right to the Renewal Term, Landlord may elect that Tenant shall execute a lease on Landlord’s then-current lease form, to be applicable to the Renewal Term. Following expiration of the Renewal Term as provided herein, Tenant shall have no further right to renew or extend the Lease.

2. Tenant shall give Landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise its Renewal Option not later than one hundred eighty (180) days prior to the expiration of the initial Term of the Lease; provided that Tenant’s failure to give the Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Option null and void.

3. Tenant shall not be permitted to exercise any Renewal Option at any time during which Tenant is in default under the Lease, subject to applicable notice and grace periods (if any). If Tenant fails to cure any default under the Lease prior to the commencement of the Renewal Term, subject to applicable notice and grace periods, the Renewal Term shall be immediately canceled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the initial Term of the Lease.

4. Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Term, subject to any other repair and maintenance obligations of Landlord under the Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s renewal of the Lease.

5. The covenants and conditions of the Lease in force during the initial Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term, except that the “Base Rent” for the Renewal Term shall be at the rate then prevalent in Jacksonville, Florida for similar properties, but in no event shall such rate be less than the Base

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Rent for the year immediately preceding the first year of such Renewal Term, and shall escalate annually at the rate of three percent (3%).

6. Tenant’s Renewal Option shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of the Lease.

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